Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-104872


P R O S P E C T U S
-------------------

                           DARLING INTERNATIONAL INC.

                        46,205,086 Shares of Common Stock


                                   ----------

     Investing in our common stock involves a high degree of risk which is described in the "Risk Factors" section beginning on page 2 of this prospectus. We urge you to carefully read the "Risk Factors" section before you make your investment decision.

                                   ----------

     We have prepared this prospectus to allow the selling stockholders we have identified herein, including their transferees, pledgees, donees and their successors, to offer for resale up to 46,205,086 shares of our common stock held by them.

     The shares of common stock offered by this prospectus could be sold in several ways, including, in transactions on the American Stock Exchange, or otherwise at prevailing market prices at the time of sale, or in privately negotiated transactions at prices agreed upon by the parties or through any other means described under the heading "Plan of Distribution" beginning on page
12. We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered under this prospectus. Our company is not selling any shares of common stock in this offering and therefore we will not receive any proceeds from any sale of securities offered by this prospectus. We are registering the shares of common stock offered under this prospectus to satisfy registration rights of the selling stockholders. We have agreed to pay for all expenses in connection with the registration of the securities offered by this prospectus.


     Our common stock is quoted on the American Stock Exchange under the symbol "DAR." On May 19, 2003, the closing sales price of our common stock on the American Stock Exchange was $2.20 per share.


     Our principal executive office is located at 251 O'Connor Ridge Boulevard, Suite 300, Irving, Texas 75038 and our telephone number is 972.717.0300.

     No underwriter or any other person has been engaged to facilitate the sale of the securities in this offering.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                                   ----------

                   The date of this prospectus is May 20, 2003

                                TABLE OF CONTENTS


                                                                    Page
                                                                    ----

About this Prospectus.................................................ii
Special Note Regarding Forward-Looking Statements.....................ii
Prospectus Summary.....................................................1
Risk Factors...........................................................2
Use Of Proceeds........................................................7
Dividend Policy........................................................7
Our Business...........................................................7
Selling Stockholders..................................................11
Plan Of Distribution..................................................12
Legal Matters.........................................................13
Experts...............................................................13
Where You Can Find More Information...................................14
Incorporation By Reference............................................14

                              ABOUT THIS PROSPECTUS


         The terms "Darling," "our," "we" and "us" as used in this prospectus, refer to Darling International Inc. and its wholly-owned subsidiaries, except where it is clear that the term refers only to the parent company.

         This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available without charge upon written or oral request. See "Incorporation by Reference" and "Where You Can Find More Information."

         We urge you to rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, we urge you not to rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. We urge you to assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

         We have not undertaken any action to permit a public offering of the securities offered by this prospectus outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities offered by this prospectus and the distribution of this prospectus outside of the United States.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Factors that could contribute to these differences include, but are not limited to, those discussed in the "Risk Factors" section beginning on page 2 of this prospectus, elsewhere in this prospectus and in our other filings with the SEC that are incorporated by reference herein.

         The following factors are among those that could cause actual results to differ materially from our expectations:

         o our continued ability to obtain sources of supply for our rendering operations;

         o general economic conditions in the U.S., European and Asian markets;

         o prices in the competing commodity markets which are volatile and are beyond our control; and

         o competition from companies which may have substantially greater resources than we have.

         In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus might not occur. We urge you not to unduly rely on forward-looking statements contained or incorporated by reference in this prospectus.

                               PROSPECTUS SUMMARY


         This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. We urge you to read the entire prospectus carefully, including the "Risk Factors" section, and the additional documents incorporated by reference herein, before making an investment decision.

                           Darling International Inc.

         Founded by the Swift meat packing interests and the Darling family in 1882, we were incorporated in Delaware in 1962 under the name "Darling-Delaware Company, Inc." On December 28, 1993, we changed our name from "Darling-Delaware Company, Inc." to "Darling International Inc."

         We are a recycler of food processing by-products. We collect and recycle animal processing by-products and used cooking oil from food service establishments. We process such raw materials at 24 facilities located throughout the United States into finished products such as tallow, protein and yellow grease. We sell these products nationally and internationally, primarily to producers of various industrial and commercial oleo-chemicals, soaps, pet foods and livestock feed, for use as ingredients in their products or for further processing into basic chemical compounds. In addition, we provide grease trap service to food service establishments under the service mark TORVAC. Grease trap service includes the scheduled periodic removal of grease and solids from the grease trap to ensure the trap functions as intended, keeping these materials from entering the sewer system. Many cities and municipalities have ordinances and/or regulations that require periodic grease trap service as part of restaurant operations.

         Our principal executive office is located at 251 O'Connor Ridge Boulevard, Suite 300, Irving, Texas 75038 and our telephone number is
972.717.0300. We maintain a site on the World Wide Web at the address http://www.darlingii.com. The information on our Web site is not a part of this prospectus.

                                Preliminary Note

         The shares of our common stock covered by this prospectus were issued to our lenders as part of a reduction in the principal amount and restructuring of our indebtedness (the "Recapitalization"). The Recapitalization was approved by our stockholders at an annual meeting of stockholders held on May 10, 2002 and was made effective as of that date. For a summary description of the Recapitalization, see "Our Business--The Recapitalization."

                          The Offering of Common Stock

Securities offered for resale by the selling                 Up to 46,205,086 shares of common stock, par value
stockholders..............................................   $0.01 per share, held by them.

Voting Rights.............................................   Holders of common stock will have one vote per share.

Use of Proceeds...........................................   The selling shareholders will receive all of the net
                                                             proceeds from the sale of the securities sold under
                                                             this prospectus. We will not receive any of the
                                                             proceeds from those sales.

Dividends.................................................   We do not expect to pay dividends on our common stock
                                                             in the foreseeable future.  We anticipate that all
                                                             future earnings, if any, generated from operations will
                                                             be retained to develop and expand our business.

American Stock Exchange symbol............................   DAR.



We urge you to refer to the section entitled "Risk Factors" for an explanation of the risks of investing in our common stock.

                                  RISK FACTORS


         We urge you to consider carefully all of the information set forth in this prospectus and incorporated by reference in this prospectus. Please refer to "Where You Can Find More Information" and "Incorporation by Reference." We urge you to particularly evaluate the following risks before deciding to purchase our common stock. Various statements in this prospectus (including some of the following risk factors) and incorporated by reference in this prospectus constitute forward-looking statements. Please refer to the section entitled "Special Note Regarding Forward-Looking Statements."

Fluctuations in market prices of finished products--our profitability and cash flow may be reduced by decreases in the market price of our products.

         Our finished products are commodities, the prices of which are quoted on established commodity markets. Accordingly, our profitability will be affected by fluctuations in the prevailing market prices of such finished products. A significant decrease in the market price of our products would have a material adverse effect on our profitability and cash flow.

Substantial leverage and debt service--we have substantial debt and have significant interest payment requirements which could adversely affect our ability to operate our business.

         We  have  a  significant   amount  of  indebtedness.   Our  substantial
indebtedness could have important consequences to the holders of our common stock including the risks that:

         o we will be required to use a substantial portion of our cash flow from operations to pay our indebtedness, thereby reducing the availability of our cash flow to fund the implementation of our business strategy, working capital, capital expenditures, product development efforts and other general corporate purposes;

         o our interest expense could increase if interest rates in general increase because all of our debt will bear interest based on market rates;

         o our level of indebtedness will increase our vulnerability to general adverse economic and industry conditions;

         o our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business;

         o    our  level  of   indebtedness   may  place  us  at  a  competitive
              disadvantage compared to our competitors that have less debt; and

         o our failure to comply with the financial and other restrictive covenants in the agreements governing our indebtedness, which, among other things, may limit our ability to borrow additional funds and could result in an event of default, could have a material adverse effect on us.

         As of March 25, 2003, we owed a contractual amount of $56.4 million in senior secured term loans with a carrying amount of $67.7 million and had no senior secured revolving loans under our senior credit agreement. As of such date, three letters of credit in the face amounts of $0.8 million, $3.7 million and $4.5 million, respectively were issued and outstanding under the senior credit facility. We will be able to incur additional indebtedness in the future, including $8.4 million of additional debt available under our revolving credit facility. Additional indebtedness will increase the risks described above. All borrowings under our senior credit agreement, are secured and senior to our Series A Preferred Stock and common stock.

         For risks associated with the restrictive covenants in our debt instruments, see "--Restrictive covenants in our debt instruments."

History of net losses--we have a history of net losses and we may incur net losses, which in the future, could adversely affect our ability to service our indebtedness.

         We have a history of net losses and have not been profitable in recent years and may not be profitable in the future. For the years ended December 29, 2001, December 30, 2000 and January 1, 2000, our net losses were approximately $11.8 millions, $19.2 million and $16.0 million, respectively. However, following the Recapitalization completed in May 2002, as described below under "Our Business--The Recapitalization," we reported a net profit of $9.0 million for the year-ended December 28, 2002. If, however, we incur net losses in the future, our ability to pay principal and interest on our indebtedness could be adversely affected.

         In order to establish consistent profitability, we must continue to do one or more of the following:

         o maintain our collection fees at levels sufficient to recover an adequate portion of collection costs;

         o    increase gross margins to the extent of inflation;

         o    maintain our distribution capability;

         o    maintain competitiveness in pricing;

         o    continue to manage our operating expenses; and

         o    limit any increases in our indebtedness.

         There can be no assurance that we will achieve these objectives or attain consistent profitability.

Limitation   on  net   operating   loss   carryforwards--as   a  result  of  the
Recapitalization, our ability to apply federal income tax net operating loss carryforwards will be limited.

         As a result of the Recapitalization, our ability to use federal income tax net operating loss carryforwards to offset future taxable income that may be generated will be limited. In particular, we have undergone a change in ownership under Section 382 of the Code as a result of the Recapitalization. By virtue of such a change in ownership, an annual limitation (generally equal to the pre-change value of our stock multiplied by the adjusted federal tax-exempt rate, which is set monthly by the IRS based on prevailing interest rates and equal to 5.01% for May 2002) will be applied to the use of those net operating loss carryforwards against future taxable income.

Restrictive covenants in our debt instruments--restrictions imposed by our senior credit agreement, and future debt agreements may, limit our ability to make payments on our Series A Preferred Stock, finance future operations or capital needs or engage in other business activities that may be in our interest.

         Our senior credit agreement will, and future debt agreements may, restrict our ability to:

         o    incur additional indebtedness;

         o    issue additional capital stock or preferred stock;

         o    pay dividends and make other distributions;

         o    prepay subordinated debt;

         o    make restricted payments;

         o    create liens;

         o    merge, consolidate or acquire other businesses;

         o    sell and otherwise dispose of assets; and

         o    enter into transactions with affiliates.

         These terms may impose restrictions on our ability to finance future operations, implement our business strategy, fund our capital needs or engage in other business activities that may be in our interest. In addition, our senior credit agreement will, and future indebtedness may, require us to maintain compliance with specified financial ratios. Although we are currently in compliance with the financial ratios and do not plan on engaging in transactions that may cause us to not be in compliance with the ratios, our ability to comply with these ratios may be affected by events beyond our control, including the risks described in the other risk factors.

         A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the senior credit agreement. In the event of a default under the senior credit agreement, the lenders under the senior credit agreement may elect to:

         o declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be immediately due and payable; or

         o require us to apply all of our available cash to repay these borrowings.

         The lenders will also have the right in these circumstances to terminate any commitments they have to provide further financing, including under the revolving credit facility.

         If we are unable to repay these borrowings when due, the lenders under the senior credit agreement also will have the right to proceed against the collateral, which consists of substantially all of our assets. If the indebtedness under the senior credit agreement were to be accelerated, it is likely that our assets may be insufficient to repay this indebtedness in full under those circumstances. Any future credit agreement or other agreement relating to our indebtedness to which we may become a party may include the covenants described above and other restrictive covenants.

Ranking of our common stock--upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to our company or our property, the holders of our debt will be entitled to be paid in cash before any payment may be made with respect to our common stock.

         Our obligations with respect to our Series A Preferred Stock are subordinate and junior in right of payment to all our present and future indebtedness, including indebtedness under our senior credit agreement, but will rank senior to our common stock. In the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the Series A Preferred Stock and then the common stock only after all holders of our indebtedness and all our other creditors have been paid. As a result, in the event of our liquidation or bankruptcy it is likely that there will be no assets available for distribution to our equity holders and thus no value to our equity.

Dividends--our ability to pay any dividends on our common stock may be limited.

         We have not declared or paid cash dividends on our common stock since January 3, 1989. The payment of any dividends by us on our common stock in the future will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition, the general financial condition of our subsidiaries and general business conditions.

         Our ability to pay any cash or noncash dividends on our common stock is subject to applicable provisions of state law and to the terms of our senior credit agreement. The terms of our senior credit agreement prohibit us from paying any cash dividends on our common stock so long as any indebtedness or commitments remain outstanding under our senior credit agreement. Moreover, under Delaware law, we are permitted to pay cash or accumulated dividends on our capital stock, including our common stock, only out of surplus, or if there is no surplus, out of our net profits for the fiscal year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends, we must have surplus or net profits equal to the full amount of the dividends at the time such dividend is declared. In determining our ability to pay dividends, Delaware law permits our Board of Directors to revalue our assets and liabilities from time to time to their fair market values in order to establish the amount of surplus. We cannot predict what the value of our assets or the amount of our liabilities will be in the future and, accordingly, we cannot assure the holders of our common stock that we will be able to pay dividends on our common stock.

Additional Issuance of Shares--we may issue additional common stock or preferred stock, which could dilute your interests.

         Our certificate of incorporation, as amended does not limit the issuance of additional common stock or additional series of preferred stock ranking junior to our Series A Preferred Stock. As of April 28, 2003 we have available for issuance 37,711,832 authorized but unissued shares of common stock and 900,000 authorized but unissued shares of preferred stock that may be issued in additional series.

Volatility of Share Price--the market price of our common stock could be volatile.

         The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock could fluctuate widely in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operating results, earnings releases by us, changes in financial estimates by securities analysts, sales of substantial amounts of our common stock pursuant to this offering, market conditions in the industry and the general state of the securities markets, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

Key Personnel--Our success is dependent on our key personnel.

         Our success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on our business and prospects. We believe that our future success will depend in part on our ability to attract, motivate and retain skilled technical, managerial, marketing and sales personnel. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting, motivating and retaining key personnel. The failure to hire and retain such personnel could materially adversely affect our business and results of operations.

Competition--the most competitive aspect of our business is the procurement of raw materials.

         Our management believes that the most competitive aspect of our business is the procurement of raw materials rather than the sale of finished products. During the last ten plus years, pronounced consolidation within the meat packing industry has resulted in bigger and more efficient slaughtering operations, the majority of which utilize "captive" processors. Simultaneously, the number of small meat packers, which have historically been a dependable source of supply for non-captive processors, such as us, has decreased significantly. Although the total amount of slaughtering may be flat or only moderately increasing, the availability, quantity and quality of raw materials available to the independent processors from these sources have all decreased. Major competitors include: Baker Commodities in the West; National By-Products in the Midwest; and Griffin Industries in Texas and the Southeast. Each of these businesses compete in both the Rendering and Restaurant Service segments. A significant decrease in raw materials available could materially and adversely affect our business and results of operations.

         The rendering and restaurant services industry is highly fragmented and very competitive. We compete with other rendering and restaurant services businesses and alternative methods of disposal of animal processing by-products and used restaurant cooking oil provided by trash haulers and waste management companies, as well as the alternative of illegal disposal. We charge a collection fee to offset a portion of the cost incurred in collecting raw material. In recent years we have become highly dependent upon these collection fees. To the extent suppliers of raw materials look to alternate methods of disposal, whether as a result of our collection fees being deemed too expensive or otherwise, our raw material supply will decrease and our collection fee revenues will decrease, which could materially and adversely affect our business and results of operations.

Government   regulations  and   approvals--we   may  incur  material  costs  and
liabilities in complying with government regulations.

         We are subject to the rules and regulations of various federal, state and local governmental agencies. Material rules and regulations and the applicable agencies are:

         o the Food and Drug Administration (FDA), which regulates food and feed safety;

         o    the  United  States  Department  of  Agriculture   (USDA),   which
              regulates collection and production methods;

         o the Environmental Protection Agency (EPA), which regulates air and water discharge requirements, as well as local and state agencies governing air and water discharge;

         o state Departments of Agriculture, which regulate animal by-product collection and transportation procedures and animal feed quality; and

         o the United States Department of Transportation (USDOT), as well as local and state agencies, which regulate the operation of our commercial vehicles.

         Such rules and regulations may influence our operating results at one or more facilities. There can be no assurance that we will not incur material costs and liabilities in connection with such regulations.

Ownership of our company--our lenders have the ability to exercise significant control over all major corporate transactions and may have interests that conflict with the interests of the other holders of our common stock.

         Our lenders, through their beneficial ownership of our common stock, in the aggregate own 75% of our voting equity. If they act in concert, the lenders have effective control of us by virtue of their ability to elect the majority of our directors, to approve any action requiring the approval of our stockholders, including amendments to our charter documents, and to effect fundamental corporate transactions such as mergers and asset sales. The interests of the lenders as stockholders may differ from the interests of the other holders of our common stock, thus the lenders may take actions that may disadvantage our other stockholders. However, we were advised at the time of the Recapitalization in May 2002, that the lenders do not have and do not expect to have any contracts, arrangements or understandings to vote as a group for the election of directors or on any other issue or to hold or dispose of their common stock or Series A Preferred Stock.

We are highly dependent on natural gas.

         Our operations are highly dependent on the use of natural gas. A material increase in natural gas prices over a sustained period of time could materially adversely affect our business, financial condition and results of operations.

Certain of our 24 operating facilities are highly dependent upon a few suppliers.

         Certain of our 24 operating facilities are highly dependent on one or a few suppliers. Should any of these suppliers choose alternate methods of disposal, cease their operations, have their operations interrupted by casualty, or otherwise cease using our collection services, such operating facilities would be materially and adversely affected.

In certain markets we are highly dependent upon the continued and uninterrupted operation of a single operating facility.

         In the majority of our markets, in the event of a casualty or condemnation involving a facility located in such market, we would utilize a nearby operating facility to continue to serve our customers in such market. In certain markets, however, we do not have alternate operating facilities. In the event of a casualty or condemnation, we would experience an interruption in our ability to service our customers and to procure raw materials. This would materially and adversely affect our business and results of operations in such markets. In addition, after an operating facility affected by a casualty or condemnation is restored, there could be no assurance that customers who in the interim choose to use alternative disposal services would return to use our services.

Bovine spongiform encephalopathy (BSE) or "mad cow disease."

         Effective August, 1997, the FDA promulgated a rule prohibiting the use of mammalian proteins, with some exceptions, in feeds for cattle, sheep and other ruminant animals. The intent of this rule is to prevent the spread of BSE, commonly referred to as "mad cow disease," should the disease ever occur in the United States. Our management believes that we are in compliance with the provisions of the rule.

         The European fear of "mad cow disease" could adversely impact acceptance of our finished products in Europe. To date, the "mad cow disease" situation in Europe and new FDA restrictions, coupled with much lower prices for competing commodities, has caused lower prices for some of our key products. If "mad cow disease" were to spread to the United States, this could have a material adverse affect on our business and results of operations.

Events such as those of September 11, 2001 and the war with Iraq may adversely affect the U.S. and international economies, the markets for our common stock and our operations.

         Following the September 11, 2001 terrorist attacks, there has been substantial volatility in the U.S., Canadian and international financial markets. Continued military or other response by the United States or its allies, future terrorist attacks or the anticipation of any such actions or events, as well as the war with Iraq, may have adverse impacts on the U.S. and world economies and may disrupt financial markets (including payment systems and clearinghouses) for extended periods of time. These armed conflicts or attacks may also directly impact our physical facilities or those of our suppliers or customers and could have an impact on our domestic and international sales, supply chain, production capability and ability to deliver our products to our customers.

         Political and economic instability in some regions of the world may also result and could negatively impact our business and financial condition and our expectations as described in forward-looking statements. The foregoing events may adversely affect our financial condition and the trading price of our common shares.

                                 USE OF PROCEEDS

         The selling stockholders will receive all of the proceeds from the resale of the securities offered hereby. We will not receive any proceeds from the resale of such securities.

                                 DIVIDEND POLICY

         We have not  declared or paid any  dividends  on our common stock since
January 3, 1989. In addition, our current financing arrangements prohibit us from paying cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, for use in the operation of our business, to reduce our indebtedness and to fund future growth. Any future determination to pay cash dividends on our common stock will be at the discretion of our Board of Directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the Board of Directors feels are relevant.

                                  OUR BUSINESS

Darling

         Founded by the Swift meat packing interests and the Darling family in 1882, we were incorporated in Delaware in 1962 under the name "Darling-Delaware Company, Inc." On December 28, 1993, we changed our name from "Darling-Delaware Company, Inc." to "Darling International Inc."

         We are a recycler of food processing by-products. We collect and recycle animal processing by-products and used cooking oil from food service establishments. We process such raw materials at 24 facilities located throughout the United States into finished products such as tallow, protein and yellow grease. We sell these products nationally and internationally, primarily to producers of various industrial and commercial oleo-chemicals, soaps, pet foods and livestock feed, for use as ingredients in their products or for further processing into basic chemical compounds. In addition, we provide grease trap service to food service establishments under the service mark TORVAC. Grease trap service includes the scheduled periodic removal of grease and solids from the grease trap to ensure the trap functions as intended, keeping these materials from entering the sewer system. Many cities and municipalities have ordinances and/or regulations that require periodic grease trap service as part of restaurant operations.

         Our operations are currently organized into two segments. These are:

         o Rendering, the core business of turning inedible waste from meat and poultry processors into high quality feed ingredients and fats for other industrial applications; and

         o Restaurant Services, a group focused on growing the grease collection business while expanding the line of services, which includes grease trap servicing, offered to restaurants and food processors.

Processing Operations

         We create finished products primarily through the drying, grinding, separating and blending of our various raw materials. The process starts with the collection of animal processing by-products (fat, bones, feathers and offal) from meat packers, grocery stores, butcher shops, meat markets, poultry processors and food service establishments, as well as used cooking oil from food service establishments and grocery stores.

         The animal processing by-products are ground and heated to extract water and separate oils from animal tissue as well as to make the material suitable as an ingredient for animal feed. Protein is separated from the cooked material by pressing the material, then grinding and sifting it through screens. The separated tallow is centrifuged and/or refined for purity. The primary finished products derived from the processing of animal by-products are tallow and protein. Other by-products include poultry meal, feather meal and blood meal. Used cooking oil from food service establishments is processed under a separate procedure that involves heat processing and settling, as well as refining, resulting in derived yellow grease, feed-grade animal fat, or oleo-chemical feedstocks.

Purchase and Collection of Raw Materials

         We operate a fleet of approximately 700 trucks and tractor-trailers to collect raw materials from more than 80,000 food service establishments, butcher shops, grocery stores, and independent meat and poultry processors. The raw materials collected are manufactured into the finished products we sell. We replace or upgrade our vehicle fleet to maintain efficient operations.

         Raw materials are collected in one of two manners. Certain large suppliers, such as large meat processors and poultry processors are furnished with bulk trailers in which the raw material is loaded. We transport these trailers directly to a processing facility. We provide the remaining suppliers, primarily grocery stores and butcher shops with containers in which to deposit the raw material. The containers are picked up by or emptied into our trucks on a periodic basis. The type and frequency of service is determined by individual supplier requirements, the volume of raw material generated by the supplier, supplier location, and weather, among other factors.

         Used cooking oil from food service establishments is placed in various sizes and types of containers which we supply. In some instances, these containers are loaded directly onto the trucks, while in other instances the oil is pumped through a vacuum hose into the truck. We also sell or lease a container for collection service to food service establishments called CleanStar(R), which is a self-contained collection system that is housed either inside or outside the establishment, with the used cooking oil pumped directly into collection vehicles via an outside valve. Approximately 10% of our restaurant suppliers utilize the CleanStar(R) system. The frequency of all forms of raw material collection is determined by the volume of oil generated by the food service establishment.

         The raw materials we collect are transported either directly to a processing plant or to a transfer station, where materials from several collection routes are loaded into trailers and transported to a processing plant. Collections of animal processing by-products generally are made during the day, and materials are delivered to plants for processing within 24 hours of collection to eliminate spoilage. Collection of used cooking oil can be made at any time of the day or night, depending on supplier preference; these materials may be held for longer periods of time before processing. We charge a collection fee to offset a portion of the cost incurred in collecting raw material.

         During the past year, our largest single supplier accounted for approximately 8.2% of the total raw material we processed, and the 10 largest raw materials suppliers accounted for approximately 32.2% of the total raw material we processed. For a discussion of our competition for raw materials, see "--Competition."

Raw Materials Pricing

         We have two primary pricing arrangements with our raw materials suppliers. Approximately half of our annual volume of raw materials is acquired on a "formula" basis. Under a formula arrangement, the charge or credit for raw materials is tied to published finished product commodity prices after deducting a fixed service charge. We acquire the remaining annual volume of raw material under "non-formula" arrangements whereby suppliers either are paid a fixed price, are not paid, or are charged for the expense of collection, depending on various economic and competitive factors.

         The credit received or amount charged for raw material under both formula and non-formula arrangements is based on various factors, including the type of raw materials, the expected value of the finished product to be produced, the anticipated yields, the volume of material generated by the supplier, and processing and transportation costs. Competition among processors to procure raw materials also affects the price paid for raw materials. See "--Competition."

         Formula prices are generally adjusted on a weekly, monthly or quarterly basis while non-formula prices or charges are adjusted as needed to respond to changes in finished product prices.

Finished Products

         The finished products that result from the processing of animal by-products are oils (primarily tallow and yellow grease) and meat and bone meal (protein). Oils are used as ingredients in the production of pet food, animal feed and soaps. Oleo-chemical producers use these oils as feedstocks to produce specialty ingredients used in paint, rubber, paper, concrete, plastics and a variety of other consumer and industrial products. Meals are used primarily as high protein additives in pet food and animal feed.

         Predominantly all of our finished products are commodities which are quoted on established commodity markets or are priced relative to such commodities. While our finished products are generally sold at prices prevailing at the time of sale, our ability to deliver large quantities of finished products from multiple locations and to coordinate sales from a central location enables us to occasionally receive a premium over the then-prevailing market price.

Marketing, Sales and Distribution of Finished Products

         We market our finished products worldwide. Marketing activities are primarily conducted through our marketing department, which is headquartered in Irving, Texas. We also maintain sales offices in Los Angeles, California, and Newark, New Jersey for sales and distribution of selected products. This sales force is in contact with several hundred customers daily and coordinates the sale and assists in the distribution of most finished products produced at our processing plants. We sell our finished products internationally through commodities brokers and through our agents in various countries.

         We sell to numerous foreign markets, including Asia, the Pacific Rim, North Africa, Mexico and South America. We have no material foreign operations, but export a portion of our products to customers in various foreign counties. Total export sales were $134.5 and $138.1 million for the years ended December 28, 2002 and December 29, 2001, respectively. The level of export sales may vary from year to year depending on the relative strength of domestic versus overseas markets. We obtain payment protection for most of our foreign sales by requiring payment before shipment or by requiring bank letters of credit or guarantees of payment from U.S. government agencies. We ordinarily are paid for our products in U.S. dollars and have not experienced any material currency translation losses or any material foreign exchange control difficulties.

         We have not experienced any material restrictions on the export of our products, although certain countries, including India and certain Middle East countries restrict the import of proteins and fats and oils made from porcine and bovine material, and the European Community has restrictions on proteins and fats and oils made from specified bovine materials. The Bovine Spongiform Encephalopathy (BSE) or "mad cow disease" situation in Europe and new FDA restrictions, coupled with much lower prices for competing commodities, has caused lower prices for some of our key products.

         Finished products produced by us are distributed primarily by truck and rail from our plants shortly following production. While there are some temporary inventory accumulations at various port locations for export shipments, inventories rarely exceed three weeks' production and, therefore, we use limited working capital to carry inventories and reduce our exposure to fluctuations in commodity prices.

Competition

         Our management believes that the most competitive aspect of the business is the procurement of raw materials rather than the sale of finished products. During the last ten years, pronounced consolidation within the meat packing industry has resulted in bigger and more efficient slaughtering operations, the majority of which utilize "captive" processors (rendering operations integrated with the meat or poultry packing operation). Simultaneously, the number of small meat packers, which have historically been a dependable source of supply for non-captive processors, has decreased significantly. Although the total amount of slaughtering may be flat or only moderately increasing, the availability, quantity and quality of raw materials available to the independent processors from these sources have all decreased. These factors have been offset, in part, however, by increasing environmental consciousness. The need for food service establishments to comply with environmental regulations concerning the proper disposal of used restaurant cooking oil is offering a growth area for this raw material source. Major competitors for the collection of raw material include: Baker Commodities in the West; National By-Products in the Midwest; and Griffin Industries in Texas and the Southeast. Each of these businesses competes in both the Rendering and Restaurant Service segments.

         In marketing our finished products, we face competition from other processors and from producers of other suitable commodities. Tallows and greases are in certain instances substitutes for soybean oil and palm stearine, while protein is a substitute for soybean meal. Consequently, the prices of tallow, yellow grease, and protein correlate with these substitute commodities. The markets for finished products are impacted mainly by the worldwide supply of fats, oils, proteins and grains. Other factors that influence the prices that we receive for our finished products include the quality of our finished products, consumer health consciousness, worldwide credit conditions and U.S. government foreign aid. From time to time, we enter into arrangements with our suppliers of raw materials pursuant to which such suppliers buy back our finished products.

Seasonality

         The amount of raw materials made available to us by our suppliers is relatively stable on a weekly basis except for those weeks which include major holidays, during which the availability of raw materials declines because major meat and poultry processors are not operating. Weather is also a factor.
Extremely warm weather adversely affects our ability to make higher quality products because the raw material deteriorates more rapidly than in cooler weather, while extremely cold weather, in certain instances, can hinder the collection of raw materials.

The Recapitalization

         On May 13, 2002, we consummated a comprehensive recapitalization plan designed to provide us with sufficient financing to implement our business plan and improve our debt and capital structure. The principal components of the Recapitalization consisted of:

         o the issuance to the lenders of (a) 46,705,086 shares of common stock, such that the lenders collectively own 75% our issued and outstanding common stock and (b) 100,000 shares of 6% cumulative redeemable Series A Preferred Stock with a liquidation preference of $100 per share in exchange for the cancellation of an aggregate of approximately $64.6 million of indebtedness owed by us, comprised of (i) $55.4 million principal amount of loans under our previous credit agreement, (ii) $5.3 million of accrued and unpaid interest and commitment fees owing under our previous credit agreement and (iii) the $3.9 million forbearance fee we owed to the lenders under the forbearance agreement then existing;

         o a new amended and restated credit agreement with the lenders that provides for a $61.0 million term loan and a revolving credit facility of $17.3 million for working capital loans and letters of credit. The term loan and the revolving credit facility mature on May 10, 2007;

         o    the   reduction   of  our   indebtedness   to  the  lenders   from
              approximately $126.9 million to $61.0 million principal, as of the date of the Recapitalization;


         o the reduction in the size of our Board of Directors from six to five members and the nomination for election of the three designees of the lenders and two existing directors to our Board of Directors until our 2003 annual meeting of stockholders;


         o    our granting certain preemptive rights to the lenders; and

         o our filing this registration statement with the Securities and Exchange Commission and granting the lenders certain other registration rights relating to the shares of common stock and preferred stock issued to them.

                              SELLING STOCKHOLDERS


         The common stock offered hereby are being registered to permit public secondary trading of such securities, and each of the selling stockholders may offer the securities for resale from time to time. See "Plan of Distribution." The number of shares of common stock that may actually be sold by each selling stockholder will be determined by such selling stockholder. Because each of the selling stockholders may sell all, some or none of the shares of common stock covered by this prospectus which each holds, and because the offering contemplated by this prospectus is not being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering. Shares of common stock may be sold from time to time by the selling stockholders or by pledgees, donees, transferees or other successors in interest. The selling stockholders may also loan or pledge the shares registered hereunder to broker-dealers and/or others and these persons may sell the shares so loaned or upon a default may effect the sales of the pledged shares pursuant to this prospectus.

         The following table sets forth information known to us as of April 30, 2003, with respect to the beneficial ownership of each Credit Lyonnais New York Branch, PPM America Special Investments Fund, L.P., Daple, S.A., PPM America Special Investments CBO II, L.P., Bank One N.A., Credit Agricole Indosuez, Wells Fargo Bank (Texas) National Association, Ark CLO 2000-1, Limited, Cerberus Partners, L.P., and Avenue Special Situations Fund II L.P. of our common stock before and after completion of the sale of the securities to be sold by each under this prospectus. The information is based upon the assumption that the selling stockholder does not sell any securities shown in the table as beneficially owned other than the securities to be sold under this prospectus and that the selling stockholder sells all such securities offered under this prospectus. We have determined beneficial ownership in accordance with the rules of the SEC.

         Except in connection with the Recapitalization and in their capacity as our lenders under our previous and our new senior credit facility, none of the selling stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years, other than as a result of the ownership of our securities.

         Information concerning the selling stockholders may change from time to time. This prospectus will be supplemented from time to time as appropriate to update the information set forth below and to identify any additional selling stockholders who may offer shares of common stock hereunder.

-------------------------------------------------------------------------------
                                                      Common Stock
-------------------------------------------------------------------------------
        Name of Selling Stockholder                Shares           Shares
                                                    Owned           Offered
-------------------------------------------------------------------------------
Credit Lyonnais New York Branch                   4,359,141        4,359,141
-------------------------------------------------------------------------------
PPM America Special Investments Fund, L.P.       10,522,770       10,522,770
-------------------------------------------------------------------------------
Daple, S.A.                                         719,940          719,940
-------------------------------------------------------------------------------
PPM America Special                               6,659,897        6,659,897
   Investments CBO II, L.P.
-------------------------------------------------------------------------------
Bank One N.A.                                     6,434,923        6,434,923
-------------------------------------------------------------------------------
Credit Agricole Indosuez                          2,075,782        2,075,782
-------------------------------------------------------------------------------
Wells Fargo Bank (Texas) National Association           363              363
-------------------------------------------------------------------------------
Ark CLO 2000-1, Limited                           1,037,891        1,037,891
-------------------------------------------------------------------------------
Cerberus Partners, L.P.                           8,355,849        8,355,849
-------------------------------------------------------------------------------
Avenue Special Situations Fund II L.P.            6,038,530        6,038,530
-------------------------------------------------------------------------------

         We have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration of the securities.

                              PLAN OF DISTRIBUTION

         We will not receive any of the proceeds of the sale of the securities offered hereby. We are registering for resale by the selling stockholders and certain transferees a total of 46,205,086 shares of our common stock, all of which are issued and outstanding.

         The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus. The selling stockholders also may transfer and donate the shares of common stock in certain circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The common  stock  offered  hereby may be sold from time to time by the selling stockholders or, to the extent permitted, by pledgees, donees, transferees or other successors in interest. All or a portion of the common stock offered by the selling stockholders may be disposed of from time to time in one or more transactions through any one or more of the following means:

         o    by the purchasers directly;

         o in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling stockholders or such successors in interest and/or from the purchasers of the common stock for whom they may act as agent;

         o    by the writing of options on the common stock;

         o by the pledge of the common stock as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the common stock or interests therein;

         o through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

         o through a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

         o by an exchange distribution in accordance with the rules of such exchange or transactions in the over the counter market.

         Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms.

         In addition, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also engage in the short sale of the common stock and may deliver the common stock to cover short positions or otherwise settle short sale transactions.

         In effecting sales by the selling stockholders, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers participating in such transactions may receive commissions or discounts from the selling stockholders (and, if they act as agent for the purchaser of such securities, from such purchaser). In addition, underwriters or agents may receive compensation in the form of discounts, concessions or commissions, from the selling stockholders or from the purchasers of the securities sold by the selling stockholders for whom they may act as agents. Underwriters may sell shares of common stock to or through dealers, who may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers as the purchaser's agents. The selling stockholders, underwriters, brokers, dealers, and agents that participate in the sale of the securities covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11,

12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the shares of common stock by the selling stockholders.

         At the time a particular offer and sale of securities under this prospectus is made, to the extent required under the Securities Act, we will file a supplemental prospectus, disclosing:

         o    the name of any such broker-dealers;

         o    the number of shares of common stock involved;

         o    the price at which such shares of common stock are to be sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

         o that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

         o    other facts material to the transaction.

         The Registration Rights Agreement that was entered into among us and the selling stockholders in connection with the Recapitalization provides that we will pay substantially all of the expenses incident to the registration, offering and sale of the shares of common stock by the selling stockholders, other than underwriting discounts and commissions. The Registration Rights Agreement also provides that we will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

         Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under that rule rather than pursuant to this prospectus. We cannot be sure that any of the selling stockholders will sell any or all of the shares of common stock offered by them under this prospectus.

                                  LEGAL MATTERS

         The validity of our common stock offered hereby will be passed upon by Dechert LLP, New York, New York. Fredric J. Klink, one of our directors, was a partner in the law firm of Dechert LLP until December 31, 2001 when he became "of counsel" at Dechert LLP. Mr. Klink beneficially owns 190,000 shares of our common stock. We pay Dechert LLP fees for the performance of various legal services.

                                     EXPERTS

         Our consolidated financial statements and schedule incorporated by reference in this prospectus from our Annual Report on Form 10-K as of December 28, 2002 and December 29, 2001, and for each of the years in the three-year period ended December 28, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP dated March 10, 2003 refers to a change in the method of accounting for derivative instruments and hedging activities in 2001 and a change in the method of accounting for and reporting of disposals of long-lived assets and discontinued operations in 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the Securities and Exchange Commission.

         We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-3 under the Securities Act with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits and schedules thereto, as well as all other reports, proxy statements, information statements and other information we file with the Securities and Exchange Commission, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address http://www.sec.gov.

         We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus). Please direct any requests for copies to:

                           Darling International Inc.
                     251 O'Connor Ridge Boulevard, Suite 300
                                Irving, TX 75038
                        Attention: Joseph R. Weaver, Jr.
                             Telephone: 917.717.0300
                                Fax: 917.281.4475
                    E-mail: corporatesecretary@darlingii.com

                           INCORPORATION BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

         o our annual report on Form 10-K for the year ended December 28, 2002 filed on March 26, 2003;


         o our quarterly report on Form 10-Q for the quarter ended March 29, 2003 filed on May 13, 2003;


         o    our definitive proxy statement filed on April 17, 2003; and

         o the description of our common stock contained in our registration statement on Form 8-A (Registration No. 0-246201) filed on September 4, 1997, as amended, and including any amendment or report filed for the purpose of updating such description.

         We are also incorporating by reference all other reports that we have filed since December 28, 2002 or will file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the securities that may be offered under this prospectus are sold.

         You may obtain copies of these documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.

         Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

                           DARLING INTERNATIONAL INC.


                        46,205,086 shares of Common Stock

                               ------------------

                               P R O S P E C T U S
                               ------------------

                                  May 20, 2003